Exhibit 99

For Immediate Release	For More Information Contact:
Jim Graham, (910) 641-0044

Waccamaw Bankshares Splits Stock 2 for 1

Whiteville, NC - September 7, 2004 – Waccamaw Bankshares, (NASDAQ: WBNK), the Whiteville based community bank financial holding company announced that it’s Board of Directors has declared a 2 for 1 stock split in the form of a common stock dividend to shareholders of record as of the close of business September 15, 2004, payable September 30, 2004. As a result shareholders of record will see one additional share for each share held as of the close of business on record date.

Jim Graham, President and Chief Executive Officer of Waccamaw Bankshares stated, “We are pleased to award our shareholders for their investment with this stock dividend. The Board of Directors believes that this action reflects the significant increase in the price of our shares and the financial performance of our company. Along with the other factors, our belief is that the stock price of Waccamaw Bankshares should be within a range that is attractive to individual investors who provide the financial base of our corporation by utilizing the financial services offered by Waccamaw Bankshares.”

This transaction follows the 20% stock dividend declared on April 20, 2004 and three other previous 20% stock dividends during the corporation’s history.

Waccamaw Bankshares, headquartered in Whiteville, NC serves Southeastern North Carolina with a network of six financial centers and offers a full line of consumer and commercial banking services. Waccamaw Bank’s offices are located in Whiteville, Wilmington, Holden Beach, Shallotte, Tabor City, and Chadbourn. For more information call Jim Graham at (910) 641-0044 or visit our website at www.waccamawbank.com.